Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 29th day of September, 2009 by and between Flagstar Bancorp, Inc., a Michigan corporation maintaining offices at 5151 Corporate Drive, Troy, Michigan 48098 (the “Company”), and Joseph P. Campanelli, residing at 55 Livermore Road, Wellesley, MA 02481 (“Executive”) (the Company and Executive referred to collectively as the “Parties” and individually as a “Party”).
W I T N E S S E T H:
     WHEREAS the Company is a holding company, primarily engaged, through its subsidiaries, in the business of obtaining funds in the form of deposits and wholesale borrowings and investing those funds in single-family mortgages and other types of loans (the “Business of the Company”) and desires to employ Executive as its President and Chief Executive Officer (“CEO”), and Executive desires to become so employed by the Company,
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:
ARTICLE ONE
EMPLOYMENT
     1.01 Agreement as to Employment.
          This Agreement will be deemed to be effective as of September 29th, 2009 (the “Effective Date”). As of the Effective Date, the Company hereby employs Executive as its President and CEO, and Executive hereby accepts such employment by the Company, subject to the terms of this Agreement. Notwithstanding anything herein to the contrary, Executive’s employment and the Company’s and Executive’s obligations hereunder are contingent upon receipt by Flagstar Bank, FSB (“Flagstar Bank”) of prior written non-objection of the Regional Director of the Office of Thrift Supervision in accordance with condition 7 of Order number 2009-06, issued January 29, 2009 by the Office of Thrift Supervision. In the event such prior written non-objection is not received, this Agreement shall terminate effective immediately prior to the Effective Date and neither the Company nor Executive shall have any obligations hereunder.
     1.02 Employment Term.
          The initial stub term of Executive’s employment by the Company under this Agreement shall commence on the Effective Date and end on December 31, 2009 (the “Stub Period”). Following the Stub Period, the initial term of Executive’s employment by the Company under this Agreement shall commence on January 1, 2010 and end on December 31, 2012 (the “Initial Term”), and Executive’s employment hereunder shall continue thereafter for successive terms of one (1) year following the Initial Term (the Stub Period, the Initial Term and each one (1)-year term thereafter being collectively referred to as the “Term”), unless either Party delivers written notice to the other Party at least two (2) months prior to end of the Initial Term or of any subsequent year (the “Notice Period”) that it or he wishes to terminate this

Agreement, in which event this Agreement shall terminate as of the end of the Term, unless earlier terminated as hereinafter provided. The Company reserves the right to relieve Executive of his duties at any time after his or its notice of termination without affecting his right to compensation and other benefits under the Agreement during the Notice Period and without such relief’s constituting a separate termination or a breach of this Agreement. No termination of this Agreement shall be effective as to those portions of this Agreement which, by their express terms as set forth herein, require performance by either Party following termination of this Agreement.
     1.03 Freedom to Contract.
          Executive represents and warrants that he has the right to enter into this Agreement, that he is eligible for employment by the Company and that no other written or verbal agreements exist that would be in conflict with or prevent performance of any portion of this Agreement. Executive further agrees to hold the Company harmless from any and all liability arising out of any prior contractual obligations entered into by Executive. Executive represents and warrants that he has not made and will not make any contractual or other commitments that do or would conflict with or prevent his performance of his obligations hereunder.
     1.04 Title and Duties.
(a) During the Term, Executive shall be employed by the Company to serve as its President and CEO, subject to the authority and direction of the Company’s Board of Directors (the “Board”), and shall report directly to the Board. Executive shall perform such duties relating to the Company and its affiliates, including any subsequently-acquired affiliates (collectively the “Affiliates”), consistent with his position as President and CEO, as are assigned to him from time to time by the Board and any other duties undertaken or accepted by Executive consistent with such position. In that connection, throughout the Term Executive shall serve as president and chief executive officer and as a director of each of the Company’s subsidiaries which are material to the Business of the Company as determined by the Board in its discretion (collectively, the “Material Subsidiaries”). Executive shall have such authority, responsibility and duties as are normally associated with the positions of President and CEO with respect to the Company and with the positions of president and chief executive officer with respect to the Material Subsidiaries. Executive shall be appointed to such positions with the Company and the Material Subsidiaries effective as of the Effective Date.
(b) Subject to the provisions of this subsection 1.04(b), Executive agrees to devote substantially all of his business time and efforts to the Company as long as he is employed under this Agreement. Notwithstanding the foregoing, Executive may continue, throughout the Term, to engage in charitable, community and personal activities and in the management of personal investments and his personal and family affairs, and he may serve on the board of directors of up to two for-profit corporations, provided that such activities in the aggregate do not conflict with the interests of the Company or interfere with his obligations under this Agreement.
(c) The Executive shall be appointed to the Board effective as of the Effective Date and the Company shall use its reasonable best efforts to cause Executive to be nominated for reelection to the Board at each annual meeting of the stockholders of the Company held during the Term.

1.05 Compensation.
(a) Base Salary. During the Stub Period, the Company shall pay to Executive a gross monthly base salary of $158,333.00, payable monthly or more frequently in accordance with the Company’s payroll policy for its other executives and pro-rated for any partial month during the Stub Period. During the Initial Term, the Company shall pay to Executive a gross annual salary of $1,900,000.00 (the “Base Salary”), payable monthly or more frequently in accordance with the Company’s payroll policy for its other executives. Following the Initial Term, the Base Salary shall be reviewed for adjustment at the discretion of the Board annually during the Term, and, if adjusted (but not below $1,100,000), such adjusted amount shall become the “Base Salary” for purposes of this Agreement.
(b) Share Salary. During the Stub Period, the Company shall pay to Executive a gross monthly share salary of $62,500.00, payable at the time that base salary is payable to the Executive and pro-rated for any partial month during the Stub Period, in grants of unrestricted shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having a Fair Market Value (as defined below) on the date of grant equal to the pro rata portion of the share salary payable on each such pay date. During the Initial Term, the Company shall pay to Executive a gross annual share salary of $750,000.00 payable, at the time that base salary is payable to the Executive, in grants of unrestricted shares of the Common Stock, having a Fair Market Value on the date of grant equal to the pro rata portion of the share salary payable on each such pay date (the “Share Salary”). For purposes of this Agreement, “Fair Market Value” shall mean, as of any specified date, the closing price of the Common Stock as reported in The Wall Street Journal’s New York Stock Exchange (“NYSE”) — Composite Transactions listing for such day (corrected for obvious typographical errors), or if the shares are listed for trading on the NYSE but no closing price is reported in such listing for such day, then the last reported closing price for such shares on the NYSE, or if such shares are not listed or traded on the NYSE, the closing sales price on any national securities exchange on which the Common Stock is traded, or if the Common Stock is not traded on any national securities exchange, then the mean of the reported high and low sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or if such prices shall not be reported thereon, the mean between the closing bid and asked prices reported by the National Quotation Bureau Incorporated, or in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board. The Board may, but shall have no obligation to, engage one or more appraisers in making its determination of Fair Market Value, and the Fair Market Value as determined by the Board may be higher or lower than any such appraisal. In making its determination of Fair Market Value, the Board shall comply with Section 409A (as defined below), to the extent applicable, and the applicable Internal Revenue Service and Treasury Department regulations thereunder. Following the Initial Term, the Share Salary shall be reviewed for increase (but not decrease) at the discretion of the Board annually during the Term, and, if adjusted, such adjusted amount shall become the “Share Salary” for purposes of this Agreement.

(c) Discretionary Shares. The Company may (as determined by the Board, or a committee thereof designated to make such determination, in its sole discretion) grant to Executive, at the end of each calendar year, including the Stub Period, an additional amount the Fair Market Value of which is equal to up to one-third (1/3) of Executive’s annual compensation for such year, in restricted shares of Common Stock, with the Fair Market Value of such shares determined on the date of grant; provided, however, that no such shares shall be granted unless Executive remains employed by the Company, without notice of termination of his employment or this Agreement by either Party for any reason, through the date on which any such grant is due to be made. For purposes of this Section 1.05(c), “annual compensation” shall have the meaning as set forth in the Interim Final Rule, as may be amended from time to time, including pursuant to any final rule. The “Interim Final Rule” shall mean the interim final rule promulgated pursuant to section 101(a)(1), 101(c)(5) and 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, which was published by the Department of the Treasury on June 15, 2009 (the “Interim Final Rule”). Any such granted restricted shares shall vest (as determined by the Board, or a committee thereof designated to make such determination, in its sole discretion) in accordance with performance goals (which performance goals shall be determined by the Board or such committee after consultation with the Executive and shall be reasonably achievable without excessive risk taking in the context of the Company’s business plan approved by the Board or such committee after consultation with the Executive) and continued substantial service by Executive as set forth in the grant agreement evidencing each such award and, until the Company is no longer subject to the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008, including the Interim Final Rule and any other rules and regulations thereunder, as amended (the “TARP Requirements”), shall be subject to all applicable TARP restrictions, including, without limitation, a minimum two (2) year vesting requirement from the date of grant as set forth in the Interim Final Rule, as may be amended from time to time, including pursuant to any final rule.
(d) Business Expenses. The Company shall promptly pay directly, or shall reimburse Executive for, all business expenses, including but not limited to expenses for travel and entertainment, paid or incurred by Executive during the Term that are reasonable and appropriate to the conduct by Executive of the Company’s business, subject to Executive’s providing reasonable substantiation of such expenses to the Company in accordance with Company policies. In addition, the Company shall promptly pay all reasonable expenses incurred by Executive in connection with the drafting and negotiation of this Agreement, the Exhibit hereto and related matters.
1.06 Supplemental Retirement Pension.
(a) On the last day of each of the first 60 months (pro-rated for any partial month) of the Term, the Company shall accrue for the benefit of the Executive, a supplemental retirement accrual (the “Monthly Supplemental Retirement Accrual”) equal to 1.022% of the sum of Base Salary (at the annual rate scheduled to take effect on January 1, 2010) and Share Salary (at the annual rate scheduled to take effect on January 1, 2010), provided the Executive is still employed by the Company on the date of each such monthly accrual. Subject to the terms of this Agreement, each Monthly Supplemental

Retirement Accrual shall be vested on the date of such accrual. Upon the later of the Executive’s “separation from service” (within the meaning of Section 409A)(“Separation from Service”) and attainment of age 62, the Company shall commence payment to Executive of an annual supplemental retirement benefit (the “Supplemental Retirement Benefit”) which is equal to the difference between (i) Executive’s aggregate Monthly Supplemental Retirement Accruals and (ii) the Offset Amount (as defined below) determined at age 62 and assuming such Supplemental Retirement Benefit is paid in the form of equal annual installments for a twenty-three (23) year period certain commencing upon Executive’s Separation from Service (the “Period Certain Payments”). Notwithstanding the foregoing, the Company and the Executive hereby agree that the Supplemental Retirement Benefit shall be paid in a lump sum which shall be the actuarial equivalent of the Period Certain Payments using the applicable interest rate under Section 417(e)(3) (“Code Section 417(e)(3)”) of the Internal Revenue Code of 1986, as amended, in October of the year preceding the year of payment. If the Executive dies or becomes “disabled” (within the meaning of Section 409A (as defined below)) prior to attaining age 62, his beneficiary or Executive, as applicable, shall, within 90 days after the date of death or disability, as applicable, receive the present value at the date of his death or disability, as applicable, of the Supplemental Retirement Benefit (to the extent accrued through the date of his death or disability, as applicable) that would otherwise have been payable to Executive upon attaining age 62. Notwithstanding the foregoing, in the event the Executive’s employment is terminated by the Company for Cause (as defined below), the Supplemental Retirement Benefit shall be forfeited.
(b) For purposes of this Section 1.06, “Cause” shall mean that the Executive:
     (i) willfully fails or refuses to substantially perform the Executive’s responsibilities under this Agreement, after demand for substantial performance has been given by the Board that specifically identifies how the Executive has failed to perform such responsibilities;
     (ii) engages in gross misconduct which is materially and demonstrably injurious to the Company;
     (iii) is convicted of a felony or pleads guilty or nolo contendere to a felony;
     (iv) materially breaches Article Two of this Agreement;
     (v) engages in any act of fraud (including misappropriation of the Company’s funds or property) in connection with the Business of the Company which is materially and demonstrably injurious to the Company; or
     (vi) is disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement
The termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 66% of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail. For purposes of this Agreement, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Company. Any act or omission based upon a resolution duly adopted by the Board or upon advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company.
     (c) For purposes of this Section 1.06, the “Offset Amount” shall mean the sum of:
     (i) one hundred percent (100%) of Executive’s retirement benefit balance at the time of his Separation from Service under the Company’s 401(k) plan and any other tax-qualified defined contribution or defined benefit pension plan maintained by the Company or any Affiliate, to the extent but only to the extent that such retirement benefit is attributable to contributions to such plans made by the Company (and not to contributions made by Executive), converted to an actuarially equivalent single life annuity commencing on the date the Supplemental Retirement Benefit is paid, using the applicable interest rate and applicable mortality table under Code Section 417(e)(3), regardless of whether such benefit payment is in that form or begins at that time;
     (ii) one hundred percent (100%) of Executive’s retirement benefit under any other supplemental retirement benefit, excess contribution or excess benefit plan or arrangement maintained by the Company or any Affiliate, to the extent but only to the extent that such retirement benefit is attributable to contributions to such plans made by the Company (and not to contributions made by Executive), converted to an actuarially equivalent single life annuity commencing on the date the Supplemental Retirement Benefit is paid, using the applicable interest rate and applicable mortality table under Code Section 417(e)(3), regardless of whether such benefit payment is in that form or begins at that time; and
     (iii) fifty percent (50%) of the primary Social Security benefit to which Executive would be entitled at Separation from Service, assuming zero compensation after Separation from Service, regardless of whether he receives any portion of such primary Social Security benefit on such date.
     1.07 Fringe and Other Benefits.
          During the Term, the Company shall make available to Executive such fringe and other benefits and perquisites as are regularly and generally provided to the other senior executives of the Company, subject to the terms and conditions of any employee benefit plans and arrangements maintained by the Company and all applicable TARP Requirements, including, without limitation, the restriction on tax gross-up payments.

     1.08 Share Purchase.
          Executive shall purchase from the Company 1,987,500 shares of Common Stock in accordance with and subject to the conditions contained in a Purchase Agreement entered into between Executive and the Company as of the date hereof.
     1.09 Termination of Employment.
(a) Payments Upon Termination. If Executive terminates his employment under this Agreement for any reason or if the Company terminates Executive’s employment under this Agreement for any reason, then, upon any such termination of Executive’s employment, Executive shall receive from the Company: any unpaid Base Salary and Share Salary for any period ending on or before the date of termination of employment, any unreimbursed business expenses subject to reimbursement under Section 1.05, vacation pay for accrued but unused vacation days through the date of termination and any benefits to which Executive may be entitled pursuant to the terms and conditions of any applicable employee benefit plan of the Company, which shall be paid on the Company’s first payroll date following Executive’s termination of employment (or, for purposes of benefits under an employee benefit plan of the Company, provided pursuant to the terms of the applicable employee benefit plan). Notwithstanding anything to the contrary, no payment or benefit will be provided to Executive if any such payment or benefit would violate the TARP Requirements.
(b) Return of Company Property. Upon termination of Executive’s employment, or upon the request of the Company at any time, Executive shall terminate his use of and return to the Company all Company property, including without limitation, any Confidential Information, vehicles, credit cards, equipment, computers, phones, cell phones, pagers, equipment, supplies, tools, keys or locks.
(c) No Further Obligations. Upon termination of Executive’s employment under this Agreement, the Parties shall have no further obligations under this Agreement to each other except as expressly stated herein and in any written employee benefit plans and arrangements applicable to Executive which are maintained by the Company at the time of such termination of Executive’s employment, and no further payments of Base Salary or Share Salary or other compensation or benefits shall be payable by the Company to Executive, except such obligations and payments (i) as are set forth in this Section 1.09; (ii) as are required by the express terms of any written employee benefit plans and arrangements applicable to Executive which are maintained by the Company at the time of such termination of Executive’s employment; (iii) as may be required by law or (iv) as may be mutually agreed upon between the Parties in a signed written negotiated agreement entered into in connection with a termination of Executive’s employment under this Agreement, which agreement shall contain a release in favor of the Company which is comparable in scope to the release referred to in the next sentence. Notwithstanding any other provision of this Agreement, as a precondition to the payment of any compensation or benefits in excess of those otherwise required by law to be paid upon termination of employment, the Executive agrees to execute a release of any claims against the Company, its employees, officers, directors, shareholders, Affiliates and subsidiaries arising out of, in connection with or relating to Executive’s employment with or termination of employment from the Company including any claims under the terms of this Agreement, and specifically including but not limited to a release of claims under the Age Discrimination in Employment Act and any similar rights under any state or local law, in a form reasonably acceptable to the Company. Anything to the contrary herein notwithstanding, nothing in the releases described in this Section 1.09(c) shall release any releasee from any claims or damages based on (i) any right or claim that arises exclusively from events occurring after the date Executive executes such release, (ii) any right Executive may have to payments, benefits or entitlements under this Agreement or any applicable plan, policy, program or arrangement of, or other agreement with, the Company or any Affiliate, (iii) Executive’s eligibility for indemnification in accordance with this Agreement, the organizational documents of the Company and the Material Subsidiaries (said documents collectively referred to as the “Corporate Documents”), or applicable laws, or under any applicable insurance policy, with respect to any liability Executive incurs as a director, officer or employee of the Company or any Affiliate or (iv) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and any releasee are jointly liable. For so long as the Company is subject to the TARP Requirements, any such agreement or release shall be subject to the TARP Requirements.
     1.10 Force Majeure.
          Notwithstanding any other provision of this Agreement, if, as a result of force majeure, including and without limitation (i) acts of God; (ii) acts of public enemy; (iii) civil disturbances; (iv) war or (v) any and all other events and circumstances not within or subject to a Party’s reasonable control, the Company is unable to carry out, wholly or in part, its duties and obligations under this Agreement, then the duties and obligations shall be suspended during the continuance of the force majeure event. The Company shall use all reasonable diligence to remove the force majeure event as quickly as reasonably possible. The requirement that any force majeure shall be remedied with all reasonable diligence shall not require the settlement of strikes, lockouts or other labor difficulty suffered, but resolution of all such difficulties shall be entirely within the discretion of the Party concerned.
ARTICLE TWO
RESTRICTIVE COVENANTS
     2.01 Confidentiality.
          In the course of performing his duties for the Company, the Company agrees to provide the Executive with certain proprietary, confidential and trade secret information of the Company and its affiliates, including but not limited to: the database of customer accounts; customer, supplier and distributor list; customer profiles; information regarding sales and marketing activities and strategies; trade secrets; data regarding technology, products and services; information regarding pricing, pricing techniques and procurement; financial data and forecasts regarding the Company and customers, suppliers and distributors of the Company; software programs and intellectual property (collectively, “Confidential Information”). All Confidential Information shall be and remain the sole property of the Company and its assigns, and the Company shall be and remain the sole owner of all patents, copyrights, trademarks, names and other rights in connection therewith and without regard to whether the Company is at any particular time developing or marketing the same. The Executive acknowledges that the Confidential Information is a valuable, special and unique asset of the Company and that his access to and knowledge of the Confidential Information is essential to the performance of his duties as an employee of the Company. In light of the competitive nature of the business in which the Company is engaged, Executive agrees that he will, both during the Term and thereafter, maintain the strict confidentiality of all Confidential Information known or obtained by him or to which he has access in connection with his employment by the Company and that he will not, without prior written consent of the Board for and on behalf of the Company, (i) disclose any Confidential Information to any person or entity (other than in proper performance of his duties hereunder) or (ii) make any use of any Confidential Information for his own purposes or for direct or indirect benefit of any person or entity other than the Company. Confidential Information shall not be deemed to include (a) information which becomes generally available to the public through no fault of the Executive, (b) information which is previously known by the Executive prior to his receipt of such information from the Company, (c) information which becomes available to the Executive on a non-confidential basis from a source which, to the Executive’s knowledge, is not prohibited from disclosing such information by legal, contractual or fiduciary obligation to the Company or (d) information which is required to be disclosed in order to comply with any applicable law or court order. Immediately upon termination of the Executive’s employment or at any other time upon the Company’s request, the Executive will return to the Company all memoranda, notes and data, computer software and hardware, records or other documents compiled by the Executive or made available to the Executive during the Executive’s employment with the Company concerning the Business of the Company, including without limitation, all files, records, documents, lists, equipment, supplies, promotional materials, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom.
     2.02 No Solicitation of Employees.
          Executive agrees that, both during the Term and for a period of one year following termination by the Executive of his employment with the Company other than for Good Reason or any termination of Executive’s employment by the Company, Executive will not, directly or indirectly, on behalf of himself or any other person or entity, hire, engage or solicit to hire for employment or consulting or other provision of services, any person who is actively employed (or in the six months preceding Executive’s termination of employment with the Company was actively employed) by the Company, except for rehire by the Company. This includes, but is not limited to, inducing or attempting to induce, or influence or attempting to influence, any person employed by the Company to terminate his or her employment with the Company.
     2.03 No Solicitation of Customers.
          Executive agrees that, both during the Term and for a period of one year following termination by the Executive of his employment with the Company other than for Good Reason or any termination of Executive’s employment by the Company, Executive will not directly, on behalf of any competitor of the Company in the Business of the Company, solicit the business of any entity within the United States who is a customer of the Company.

     2.04 Non-Competition.
          In return for the Company’s promises herein, including the promise to provide Executive with Confidential Information, and in accordance with Executive’s acknowledgements and promises in subparagraph 2.01, during the Term and for a period of one year following termination by the Executive of his employment with the Company other than for Good Reason, Executive shall not, on behalf of himself or for others, directly or indirectly (whether as employee, consultant, investor, partner, sole proprietor or otherwise), be employed by, perform any services for, or hold any ownership interest in any business engaged in the Business of the Company in any state of the United States where the Company is doing business. The Parties agree that this subparagraph 2.04 shall not prohibit the ownership by Executive, solely as an investment, of securities of a person engaged in the Business of the Company if (i) Executive is not an “affiliate” (as such term is defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended) of the issuer of such securities, (ii) such securities are publicly traded on a national securities exchange and (iii) the Executive does not, directly or indirectly, beneficially own more than two percent (2%) of the class of which such securities are a part.
     2.05 Non-Disparagement.
          Executive agrees that, during the Term and thereafter, Executive will not intentionally make any disparaging or detrimental public comments about the Company, any of its officers, directors, employees, Affiliates or agents nor will Executive authorize, encourage or participate with anyone on Executive’s behalf to make such statements. In consideration of the foregoing, the Company will instruct its directors and senior officers not intentionally to make any disparaging or detrimental public comments about Executive during the Term or thereafter. Nothing in this Section 2.05 shall preclude either party from fulfilling any duty or obligation that he or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or, in the case of Executive, from taking any reasonable actions to enforce his rights under this Agreement.
     2.06 Enforcement.
          Executive acknowledges and agrees that the services to be provided by him under this Agreement are of a special, unique and extraordinary nature. Executive further acknowledges and agrees that the restrictions contained in this Article Two are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of the Company. Executive acknowledges that all of the restrictions in this Article Two are reasonable in all respects, including duration, territory and scope of activity. In the event a court of competent jurisdiction determines as a matter of law that any of the terms of this Article Two are unreasonable or overbroad, the Parties expressly allow such court to reform this Agreement to the extent necessary to make it reasonable as a matter of law and to enforce it as so reformed. The Executive agrees that the restrictions contained in this Article Two shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between Executive and the Company. Executive agrees that the existence of any claim or cause of action by Executive against the Company (whether predicated on this Agreement or otherwise) shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Article Two. Executive agrees that the restrictive covenants contained in this Article Two are a material part of Executive’s obligations under this Agreement for which the Company has agreed to compensate Executive and provide him with Confidential Information as provided in this Agreement. Executive agrees that the injury the Company will suffer in the event of the breach by Executive of any clause of this Article Two will cause the Company irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent Executive’s failure to comply with the terms and conditions of this Article Two. The restricted periods referenced in Article Two shall be extended on a day-for-day basis for each day during which Executive violates the provisions of any respective provision hereof in any material respect, so that Executive is restricted from engaging in the activities prohibited by Article Two for the full periods specified therein, as applicable.
     2.07 Intangible Property.
          Executive will not at any time during or after the Term have or claim any right, title or interest in any trade name, trademark, patent, copyright, work for hire or other similar rights belonging to or used by the Company and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of the Company, whatever Executive’s involvement with such matters may have been, and whether procured, produced, prepared, or published in whole or in part by Executive, it being the intention of the Parties that Executive shall and hereby does recognize that the Company now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, patents, copyrights (all Executive’s work in this regard being a work for hire for the Company under the copyright laws of the United States), material and matter as described above. If any such work created by Executive is not a work made for hire under the copyright laws of the United States, then Executive hereby assigns to the Company all right, title and interest in each such work (including without limitation all copyright rights). Executive shall cooperate fully with the Company, at the cost and expense of the Company, during his employment and thereafter in the securing of trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers reasonably requested by it in connection therewith.
     2.08 Good Reason.
     For purposes of this Agreement, “Good Reason” shall mean, in the absence of the written consent of Executive:
     (i) the failure to appoint (or reappoint) Executive to the position of President and CEO of the Company or the failure to appoint Executive (or subsequently to cause Executive to be reelected) as a member of the Board, and/or to the positions of president, chief executive officer and director of each of the Material Subsidiaries, or the removal of Executive from any such position;
     (ii) the assignment to Executive of duties materially inconsistent with the Executive’s titles, positions, status, reporting relationships, authority, duties or responsibilities as contemplated by Section 1.04, or any other action by the

Company which results in a diminution in the Executive’s titles, positions, status, reporting relationships, authority, duties or responsibilities from his most senior titles, positions, status, reporting relationships, authority, duties or responsibilities existing during the Term, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Executive;
     (iii) any failure by the Company to make the payments and/or provide the benefits to Executive contemplated in, or any other failure to comply with any of the provisions of, Sections 1.05, 1.06 or 1.07 (whether or not the reason for any such failure is based on the TARP Requirements or other applicable law), other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Executive;
     (iv) any failure by the Company to comply with and satisfy Section 3.02;
     (v) any material failure by the Company to comply with any other material provision of this Agreement (including Exhibit A).
Anything notwithstanding to the contrary, Executive may only terminate his employment for “Good Reason” upon 30 days’ written notice to the Company given within 60 days after Executive has knowledge of the occurrence of the event or events giving rise to Good Reason (provided the Company does not remedy or otherwise cure the event or events giving rise to Good Reason prior to the expiration of such 30-day notice period).
     2.09 Survival.
          Any termination of the Executive’s employment or of this Agreement (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing operation of this Article Two.
ARTICLE THREE
MISCELLANEOUS
     3.01 Entire Agreement.
          This Agreement constitutes the entire agreement and understanding between the Parties hereto concerning the subject matter hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by Executive and duly authorized officer(s) of the Company. Failure of the Company or Executive to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a continuing waiver of such or other terms, covenants and conditions.
     3.02 Successors and Assigns.
          This Agreement shall be binding upon and inure to the benefit of Executive and the heirs, executors, assigns and administrators of Executive or his estate and property and shall be binding upon and inure to the benefit of the Company and its successors and assigns (as provided below). Executive may not assign or transfer to others the obligation to perform Executive’s duties hereunder, and there are no third party beneficiaries to Executive’s rights hereunder. The Company may assign or transfer its rights and obligations under this Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.
     3.03 Indemnification and Directors and Officers Liability Insurance.
(a) To the extent permitted by applicable law and the Corporate Documents, the Company hereby agrees to indemnify Executive from and against all loss, costs, damages and expenses including, without limitation, legal expenses of counsel (which expenses the Company will, to the extent so permitted, advance to Executive as the same are incurred) arising out of or in connection with the fact that Executive is or was an officer, employee or agent of the Company and/or its Affiliates. However, the Executive shall repay any expenses paid or reimbursed by the Company if it is ultimately determined that he is not legally entitled to be indemnified by the Company. If the Company’s ability to make any payment contemplated by this Section 3.03 depends on an investigation or determination by the Board, at the Executive’s request the Company will use its best efforts to cause the investigation to be made (at the Company’s expense) and to have the Board reach a determination as soon as reasonably possible.
(b) A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the later of (i) the sixth anniversary of the date on which Executive’s employment with the Company terminates and (ii) the date on which all claims against Executive that would otherwise be covered by the policy (or policies) would become fully time barred, providing coverage to Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.
     3.04 Insurance.
          If the Company desires at any time or from time to time during the Term to apply in its own name or otherwise for life, health, accident or other insurance covering Executive, the Company may do so and may take out such insurance for any sum which the Company may deem necessary to protect its interests. Executive will have no right, title or interest in or to such insurance, but will, nevertheless, assist the Company in procuring and maintaining the same by submitting from time to time to the usual customary medical, physical, and other examinations and by signing such applications, statements and other instruments as may reasonably be required by the insurance company or companies issuing such policies.

     3.05 Notices.
          Notices hereunder shall be deemed delivered upon the confirmation of delivery of a facsimile or of actual receipt by the addressee and shall be sent as follows (or if receipt is acknowledged by the recipient, by email):
If to Executive:
Joseph P. Campanelli
Telephone:
Email:
and if to the Company:
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098
Telephone: (248) 312-5070
Facsimile: (866) 748-6978
Email: Matt.Roslin@flagstar.com
Attention: Matthew I. Roslin
with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Telephone: (212) 558-4000
Facsimile: (212) 291-9157
Email: trevinom@sullcrom.com
Attention: Marc R. Trevino
or to such other address and/or person designated by a Party in writing and in the same manner to the other Party. Any written notice required to be provided by or to Executive under this Agreement may be provided by or to such representative or representatives as Executive may designate by written notice to the Company.
     3.06 Offset/Breach.
          The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. Executive’s termination of his employment hereunder, with or without Good Reason, shall not be a breach of this Agreement. Performance of Executive’s obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which Executive may have against the Company or others. The

Company’s termination of Executive’s employment hereunder, with or without Cause, shall not be a breach of this Agreement.
     3.07 Counterparts.
          This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement, and delivered by facsimile or other electronic transmission confirmed promptly thereafter by actual delivery of executed counterparts.
     3.08 Applicable Law.
          This Agreement and all rights and liabilities of the Parties shall be governed by and interpreted in accordance with the laws of the State of New York, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.
     3.09 Headings.
          The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.
     3.10 Severability.
          To the extent any provision of this Agreement or portion hereof shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect and the Parties agree to meet promptly to negotiate in good faith a substitute enforceable provision which preserves to the greatest extent possible the benefits (economic and other) intended to be conferred on the Parties under this Agreement.
     3.11 Representations, Warranties and Covenants.
          The Company represents and warrants that (i) the execution and performance of this Agreement, including the employment of Executive as President and CEO of the Company and the appointment of the Executive to the Board, have been duly authorized by all necessary action of the Company and/or the Board and (ii) that the information relating to the Company as set forth in the Agreement is true and correct.
     3.12 Golden Parachute Payment.
          If any payment or benefit to the Executive under this Agreement or otherwise would be a Golden Parachute Payment that is prohibited by applicable law, then the total payments and benefits will be reduced to the Golden Parachute Limit. For purposes of this Section 3.12, “Golden Parachute Payment” means a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act and “Golden Parachute Limit” means the greatest amount of payments and benefits that could be made to the Executive without having any payment or benefit be a Golden Parachute Payment.

ARTICLE FOUR
TAXATION AND TARP
     4.01 Taxation.
          The Parties believe that the provisions of this Agreement are in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as presently in effect, if and to the extent that such requirements apply. In the event that any of the payment obligations hereunder will be considered by the Internal Revenue Service to be not in compliance with the requirements of Section 409A, the Parties will cooperate in good faith to endeavor to meet these requirements in a manner which preserves to the greatest extent possible the economic benefits intended to be conferred on the Executive under this Agreement. Notwithstanding any provision of this Agreement to the contrary, only to the extent that any payment or benefit paid or provided to the Executive under this Agreement or otherwise (including, but not limited to, the Supplemental Retirement Benefit) is subject to the requirements of Section 409A and is not exempted from such requirements, if at the time of Executive’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A, no payment or benefit that results from his termination of employment shall be provided until the date which is six months after the date of his termination of employment (or, if earlier, his date of death). Payments to which Executive would otherwise be entitled during the six-month period described above shall be accumulated and paid in a lump sum on the first day of the seventh month after the date of his termination of employment. Notwithstanding anything to the contrary, to the extent required by Section 409A: (a) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during a calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year; (b) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit; and (c) no reimbursement under this Agreement shall be made later than the last day of the calendar year following the calendar year in which the expense was incurred. The Parties acknowledge and agree all payments under this Agreement are subject to withholding under applicable law and payments hereunder will be made net of withholding, if any.
     4.02 TARP and Other Applicable Law
          The Parties believe that the provisions of this Agreement are in compliance with the TARP Requirements and other applicable law, as presently in effect, if and to the extent that such requirements apply. For so long as the Company is subject to the TARP Requirements, the provisions of this Agreement are subject to and shall be, to the fullest extent possible, interpreted to be consistent with the TARP Requirements, which terms control over the terms of this Agreement in the event of any conflict between the TARP Requirements and this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall any payment, award or benefit under this Agreement vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of the TARP Requirements or other applicable law. In the event of any such violation, the Parties will cooperate in good faith to endeavor to meet the TARP Requirements and other applicable law in a manner which preserves to the greatest extent possible the intent and purposes of this Agreement.

*     *     *
          IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below opposite their names, effective as of the date first set forth above.

EXECUTIVE:
Dated: September 29, 2009	/s/ Joseph P. Campanelli
Joseph P. Campanelli

FLAGSTAR BANCORP, INC.:
Dated: September 29, 2009	By:	/s/ Thomas J. Hammond
		Name:	Thomas J. Hammond
		Title:	Chairman

PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (this “Agreement”) is effective as of the 29th day of September, 2009, by and between Flagstar Bancorp, Inc. (the “Company”), a corporation organized under the laws of the State of Michigan, with its principal offices at 5151 Corporate Drive, Troy, Michigan 48098-2639 and Joseph P. Campanelli (the “Purchaser”).
     WHEREAS, subject to the terms and conditions of this Agreement the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company an aggregate of 1,987,500 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) on such dates and in such separate amounts as are set forth in Schedule I to this Agreement (each such sale, a “Tranche”) and at a price per share equal to the closing sale price per share of the Company’s Common Stock on the New York Stock Exchange on September 28, 2009, (such per share price the “Per Share Price” and such aggregate amount the “Tranche Purchase Price”).
     IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:
     SECTION 1. Agreement to Sell and Purchase the Shares. The Company will, subject to the terms and conditions of this Agreement, issue and sell to the Purchaser, and the Purchaser will buy from the Company, Common Stock at the Per Share Price, on or about such dates and in such amounts, as set forth in Schedule I to this Agreement.
     SECTION 2. Delivery of the Shares at the Closings.
     2.1 The completion of the purchase and sale of each Tranche (each a “Closing”, and such date the “Closing Date”) shall occur at the offices of the Company or on such other date or location as agreed by the parties.
     2.2 At each Closing, the Purchaser shall deliver, in immediately available funds, the full amount of the Tranche Purchase Price to an account designated by the Company and the Company shall deliver to the Purchaser the Shares purchased in the Tranche evidenced by one or more share certificates bearing an appropriate legend referring to the fact that Common Stock were sold in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) thereof and Rule 506 thereunder, as further described in Section 3.5 of this Agreement.
     SECTION 3. Representations, Warranties and Covenants of the Purchaser. The Purchaser represents and warrants to, and covenants with, the Company that:
     3.1 Experience. (i) The Purchaser is knowledgeable, sophisticated and experienced in financial and business matters, in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and comparable entities, has the ability to bear the economic risks of an investment in the Shares and has reviewed carefully the information provided by the Company to the Purchaser in connection with this

Agreement and the purchase of the Shares hereunder, and has requested, received, reviewed and considered all information he deems relevant in making an informed decision to purchase the Shares; (ii) the Purchaser is acquiring the Shares for his own account for investment only and with no present intention of distributing any of the Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares (this representation and warranty not limiting the Purchaser’s right to sell pursuant to a registration statement or in compliance with the Securities Act and the rules and regulations promulgated thereunder (the “Rules and Regulations”)); (iii) the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares, nor will the Purchaser engage in any short sale that results in a disposition of any of the Shares by the Purchaser, except in compliance with the Securities Act and the Rules and Regulations and any applicable state securities laws, and (iv) the Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.
     3.2 Reliance on Exemptions. The Purchaser understands that the Shares are being offered and sold to him in reliance upon specific exemptions from the registration requirements of the Securities Act, the Rules and Regulations and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.
     3.3 Investment Decision. The Purchaser understands that nothing in the Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares, constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as he, in his sole discretion, has deemed necessary or appropriate in connection with his purchase of the Shares.
     3.4 Risk of Loss. The Purchaser understands that his investment in the Shares involves a significant degree of risk, including a risk of total loss of the Purchaser’s investment, and the Purchaser has full cognizance of and understands all of the risk factors related to the Purchaser’s purchase of the Shares. The Purchaser understands that the market price of the Common Stock has been volatile, and that no representation is being made as to the future value of the Shares.
     3.5 Legend. The Purchaser understands that, until such time as a registration statement has been declared effective or the Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares will bear a restrictive legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR

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PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”
     3.6 Transfer Restrictions. Consistent with the legend set forth above, the Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Shares other than pursuant to a registration statement, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of the transferred Shares under the Securities Act. As a condition of such transfer (unless effected pursuant to a registration statement or under Rule 144), any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of the Purchaser under this Agreement. The certificates representing the Shares may be subject to a stop transfer order for the purpose of enforcing the foregoing provisions, and the Company will instruct the transfer agent to transfer Shares to a transferee if the foregoing provisions are complied with and if, in the case of a transfer pursuant to a registration statement, the transferor causes the related Prospectus to be delivered to the transferee. At such time as the Shares are no longer required to bear a restrictive legend, the Company agrees that it will, no later than three business days after delivery by the Purchaser to the Company or its transfer agent of a certificate (in the case of a transfer, in the proper form for transfer) representing Shares issued with the foregoing restrictive legend, deliver or cause to be delivered to the Purchaser a certificate representing such Shares that is free from all restrictive and other legends. The Company shall not make any notation on its records or give instructions to its transfer agent that enlarge the restrictions on transfer set forth in this Section.
     SECTION 4. Representations, Warranties and Covenants of the Company. The Company represents and warrants to, and covenants with, the Purchaser that:
     4.1 Organization and Standing.  The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Michigan.
     4.2 Execution and Delivery; Enforceability. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.
     4.3 Due Authorization. The Shares have been duly authorized and, when issued and delivered against receipt of consideration therefor as provided in this Agreement, will be validly issued, fully paid and non-assessable, will not be issued in violation of or subject to preemptive rights of

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any other stockholder of the Company and will not result in the violation or triggering of any price-based antidilution adjustments under any agreement to which the Company is a party.
     4.4 Governmental Consents. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental agency or body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for compliance with the Blue Sky laws and federal securities laws applicable to the offering of the Shares and such consents, approvals, authorizations or other orders as have been obtained and are in full force and effect.
     4.5 No Conflicts. Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind upon any of the material properties or assets of the Company or any subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any subsidiary is a party or by which it may be bound, or to which the Company or any subsidiary or any of the properties or assets of the Company or any subsidiary may be subject, or (B) violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any subsidiary or any of their respective properties or assets.
     SECTION 5. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, e-mail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

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          if to the Company, to:
Flagstar Bancorp, Inc.
5151 Corporate Drive,
Troy, Michigan 48098-2639
Attention: Mr. Paul Borja
Facsimile: (248) 312-6833
E-mail: paul.borja@flagstar.com
with a copy to:
Kutak Rock LLP
1101 Connecticut Avenue, N.W.
Suite 1000
Washington, DC 20036-4374
Attention: Jeremy Johnson, Esq.
Facsimile: (202) 828-2488
E-mail: jeremy.johnson@KutakRock.com
or to such other person at such other place as the Company shall designate to the Purchaser in writing; and
          if to a Purchaser, to:
Joseph P. Campanelli
Telephone:
Email:
or at such other address or addresses as may have been furnished to the Company in writing.
     SECTION 6. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 6 shall be binding upon the Purchaser and the Company.
     SECTION 7. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.
     SECTION 8. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     SECTION 9. Governing Law; Venue. This Agreement is to be construed in accordance with and governed by the federal law of the United States of America and the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the

5

laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties, except that the parties hereto intend that the provisions of Sections 5-1401 and 5-1402 of the New York general obligations law shall apply to this Agreement. Each of the Company and the Purchaser submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Company and the Purchaser irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     SECTION 10. Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. Facsimile signatures shall be deemed original signatures.
     SECTION 11. Entire Agreement. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.
     SECTION 12. Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurance as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.
[Remainder of Page Left Intentionally Blank]

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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Purchaser has executed this Agreement, in each case as of the day and year first above written.

FLAGSTAR BANCORP, INC.

By:	/s/ Thomas J. Hammond

Name:	Thomas J. Hammond
Title:	Chairman

PURCHASER

/s/ Joseph P. Campanelli

Printed Name: Joseph P. Campanelli

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Schedule I: Share Purchase Timetable

		Number of shares of
		Common Stock to be
		purchased by the	Per Share	Tranche
Tranche	Closing Date	Purchaser	Price	Purchase Price
1.	September 29, 2009	375,000	$1.05	$393,750.00
2.	December 31, 2009	150,000	$1.05	$157,500.00
3.	June 30, 2010	243,750	$1.05	$255,937.50
4.	December 31, 2010	243,750	$1.05	$255,937.50
5.	June 30, 2011	243,750	$1.05	$255,937.50
6.	December 31, 2011	243,750	$1.05	$255,937.50
7.	June 30, 2012	243,750	$1.05	$255,937.50
8.	December 31, 2012	243,750	$1.05	$255,937.50

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